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                                                                      EXHIBIT 21

Exhibit 21.  Subsidiaries of Registrant.

               University Bank, a Michigan state chartered bank.

               Midwest Loan Services, Inc., a Michigan Corporation (80% owned by
                 Bank)

               Varsity Funding Services, L.L.C., a Michigan Limited Liability
                 Company (99% owned by Bank and 1% owned by Company)

               Varsity Mortgage, L.L.C., a Michigan Limited Liability Company
                 (99% owned by Bank and 1% owned by Company)

               Arbor Street, L.L.C, a Michigan Limited Liability
                 Company (98% owned by Bank)